Exhibit 3.3

Execution Version

SECOND AMENDED AND LIMITED LIABILITY COMPANY AGREEMENT

OF

ZENITH ENERGY LOGISTICS GP LLC

a Delaware Limited Liability Company

This SECOND AMENDED AND LIMITED LIABILITY COMPANY AGREEMENT of ZENITH ENERGY LOGISTICS GP LLC (this “Agreement”), dated as of December 21, 2017, is adopted, executed and agreed to by the Sole Member (as defined below).

WHEREAS, Zenith Energy Logistics GP LLC (the “Company”) was formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”) on July 29, 2013;

WHEREAS, Lightfoot Capital Partners GP LLC entered into that certain First Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 12, 2013 (as amended, restated or modified from time to time, the “Original Agreement”);

WHEREAS, on December 21, 2017, the Company consummated the transactions contemplated by that certain Purchase Agreement and Plan of Merger, dated as of August 29, 2017 (as amended, restated or modified from time to time, the “Merger Agreement”), by and among the Company, Arc Logistics Partners LP, Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Zenith Logistics Holdings”), and the other parties thereto, pursuant to which the Sole Member purchased 100% of the outstanding membership interests of the Company;

WHEREAS, prior to the consummation of the transactions contemplated by the Merger Agreement, the Company conducted business under the name “Arc Logistics GP LLC”;

WHEREAS, simultaneously with the execution of this Agreement and effective as of the date hereof, the Sole Member filed a Certificate of Amendment in the State of Delaware to change the name of the Company to “Zenith Energy Logistics GP LLC”;

WHEREAS, following the consummation of the transactions contemplated by the Merger Agreement and effective as of the date hereof, Zenith Logistics Holdings is the sole member of the Company; and

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all, the Sole Member hereby agrees to amend and restate the Original Agreement as follows:

1. Term. The Company shall have perpetual existence unless dissolved in accordance with Section 9 of this Agreement.

2. Purposes. The purposes of the Company shall be to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

3. Member. Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (the “Sole Member”), shall be the sole member the Company.

4. Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

5. Distributions. The Sole Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) enjoy all other rights, benefits and interests in the Company.

6. Management. The management of the Company shall be exclusively vested in the Sole Member, and the Company shall not have “managers” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member, who shall make all decisions and take all actions for the Company. Any action to approve or consent to any matter hereunder or pursuant to the Act by the Sole Member may be accomplished by written consent executed by the Sole Member. Written consents may be executed and delivered by telecopy or like electronic means.

7. Officers.

(a) General. The Sole Member may designate one or more persons to be officers of the Company. Officers are not “managers” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Sole Member may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Sole Member. Any officer may be removed as such, either with or without cause, by the Sole Member. Designation of an officer shall not of itself create contract rights.

(b) Titles. To the extent appointed by the Sole Member, the officers of the Company may be a Chief Executive Officer, President, a Secretary, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other officers as the Sole Member may from time to time elect or appoint. Any number of offices may be held by the same person.

(c) Initial Officers. The initial officers of the Company are set forth in Schedule 1.

8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

9. Tax Partnership. Unless otherwise determined by the Sole Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Sole Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

10. Tax Matters Member. The tax matters partner of the Company pursuant to Code Section 6231(a)(7) shall be the Sole Member.

11. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

12. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

13. Liability. The Sole Member, and any officers of the Company, shall not have any liability for the obligations, debts or liabilities of the Company except to the extent provided in the Act.

14. Duties, Exculpation and Indemnity.

(a) Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, to the fullest extent permitted by applicable law, the Sole Member, including any of its officers or partners (including its general partner), shall have no fiduciary or other duties (including any duty of disclosure) to the Company, any officer or any other person that is a party to or bound by this Agreement. To the fullest extent permitted by applicable law, the Sole Member, including any of its officers or partners (including its general partner) and any of their respective directors, managers, officers or employees, shall not be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by such party. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless the Sole Member, against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against such party (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of such party in connection with the Company, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such party engaged in actual fraud or willful misconduct. Reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred by such party and relating to any proceeding in connection with which indemnification is sought under this Section 15(a) shall be advanced by the Company upon written demand by such party; provided that such party shall reimburse the Company for such expenses if it is finally determined that such party is not entitled to indemnification hereunder.

(b) To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless (i) each officer of the Company and (ii) each person who is or was an employee of the Company or a director, member, officer or employee of any subsidiary of the Company who the Sole Member expressly designates as a being entitled to the rights to indemnification set forth in this Section 15(b) in a written resolution (individually, an “O&E Covered Person” and, collectively, the “O&E Covered Persons”) against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the O&E Covered Person (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the O&E Covered Person in connection with the Company to the same extent as if the Company were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgements and agreements set forth in this Agreement, such O&E Covered Person would not be so entitled to be indemnified and held harmless if the Company were a corporation organized under the laws of the State of Delaware that indemnified and held harmless its directors, officers, employees and agents to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on date of this Agreement (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement). Reasonable expenses, including reasonable attorneys’ fees and disbursements, incurred by a O&E Covered Person and relating to any proceeding in connection with which indemnification is sought under this Section 15(b) shall be advanced by the Company upon written demand by such O&E Covered Person; provided that such O&E Covered Person shall reimburse the Company for such expenses if it is finally determined that such O&E Covered Person is not entitled to indemnification hereunder.

(c) The rights to indemnification and advancement of expenses set forth in this Agreement shall not limit any rights to indemnification and advancement of expenses that may be available to the Sole Member or O&E Covered Person pursuant to any other agreement, arrangement or entitlement.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all such counterparts together shall constitute one instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned, being all the members of the Company, have caused this Limited Liability Company Agreement to be duly executed effective as of the date first set forth above.

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

Signature Page to

Second Amended and Restated Limited Liability Company Agreement of

ZENITH ENERGY LOGISTICS GP LLC

SCHEDULE I

Officer	Title
Jeffrey R. Armstrong	Chief Executive Officer
John Blanchard	President
Carlos Ruiz	Chief Financial Officer
Dana Love	Secretary

SCHEDULE 1